UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2021 (February 8, 2021)

L.B. Foster Company
(Exact name of registrant as specified in its charter)

Pennsylvania		000-10436	25-1324733
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

415 Holiday Drive, Suite 100,			15220
Pittsburgh,	Pennsylvania		(Zip Code)
(Address of principal executive offices)

(412) 928-3400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	FSTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

L.B. Foster Company (the “Company”) announced that, on February 8, 2021, its Board of Directors (the “Board”) appointed Mr. William M. Thalman as Senior Vice President and Chief Financial Officer of the Company, with his term commencing effective March 1, 2021 (the “Start Date”). Mr. Thalman will serve in such position until a successor has been selected and qualified or until his earlier separation or removal.

Mr. Thalman, age 54, was employed by Kennametal, Inc., a publicly-traded corporation providing metal cutting and wear-protection solutions to various industries, since 2004, most recently serving as Vice President – Advanced Material Solutions since 2016 and Vice President – Transformation Office since 2019, prior to which he served in roles of increasing responsibility, including: Vice President – Finance Infrastructure, Director of Finance – M&A and Planning, Director of Finance – Kennametal Europe, Director of Finance – MSSG Americas, Assistant Corporate Controller, and Director of Financial Reporting. Prior to Kennametal, Mr. Thalman was employed by Wesco, Inc., from 2002 to 2004 as Corporate Controller, and by The Carbide/Graphite Group, Inc. as Vice President and Treasurer and Manager of External Reporting and Investor Relations from 1993 to 2002. He also worked in public accounting at Coopers & Lybrand (now PriceWaterhouseCoopers) from 1988 to 1993. Mr. Thalman holds a Bachelor of Science degree in Accounting from West Virginia University and a Master of Business Administration degree from the University of Pittsburgh.

Robert P. Bauer, President and Chief Executive Officer of the Company, commented on the appointment, “I am very pleased that Bill has decided to join the management team as our Chief Financial Officer. He brings a unique set of skills and ideas from years of experience in leadership positions that include financial, operations, and business transformation assignments. His demonstrated success and leadership qualities are an excellent fit, and they come at a time when the company is sharply focused on driving performance improvements and adapting to changing markets.”

In connection with his employment with the Company, Mr. Thalman will be paid an annual base salary of $340,000 and will be eligible to receive a 2021 annual cash incentive (at target) equal to 55% of his base salary, if earned. On the Start Date, Mr. Thalman will be granted long-term incentive awards under the Company’s equity plan with a target payout of $275,000, consisting of 34% payable in restricted stock vesting in 33 1/3% increments over three years (subject to his continued employment with the Company), and 66% in performance share units which, if earned, based upon the achievement of the applicable performance goals, would be paid at the end of the three-year performance period. Within three days of the Start Date, Mr. Thalman will be granted 15,000 shares of Company restricted stock, which award shall vest in one-third increments on each of the first three anniversary dates of the grant subject to his continued employment with the Company. As an officer of the Company, he will be entitled to the benefit of the Company’s directors’ and officers’ insurance, Company-paid long-term disability and life insurance premiums, financial counseling, a Company car allowance, participation in the Supplemental Executive Retirement Plan, and separation payments under the Company Key Employee Separation Plan in the event of both a change in control and qualifying termination of employment. He will also be eligible to participate in other medical and benefit programs generally offered to employees of the Company. Mr. Thalman has signed a Confidentiality, Intellectual Property, and Non-Compete Agreement which provides for restrictions on competition for one year post-separation, and non-solicitation of customers and employees for two years after termination of employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L.B. FOSTER COMPANY
(Registrant)

Date:	February 10, 2021	/s/ Patrick J. Guinee
Patrick J. Guinee
Senior Vice President,
General Counsel, and Corporate Secretary